Exhibit 23.2
Consent of Independent Certified Public Accountants
We have issued our report dated December 1, 2006 (except for Note 13, as to which the date is January 29, 2007), accompanying the consolidated financial statements of Century Theatres, Inc. and Subsidiaries contained in the Registration Statement on Form S-1 and Prospectus of Cinemark Holdings, Inc. We consent to the use of the aforementioned report in the Registration Statement and Prospectus of Cinemark Holdings Inc., and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
San Francisco, California
April 6, 2007